Exhibit 99.1

MCF CORPORATION ANNOUNCES 1-FOR-7 REVERSE STOCK SPLIT

SAN FRANCISCO - November 14, 2006 - MCF Corporation (AMEX: MEM), the parent company of Merriman Curhan Ford & Co., a securities broker-dealer and investment bank, MCF Asset Management, LLC and MCF Wealth Management, LLC, today announced that the Company will institute a reverse stock split of the outstanding common stock at a ratio of 1-for-7 shares on Thursday, November 16, 2006.

The proposal to effect this reverse stock split was detailed in the Company’s proxy statement filed with the SEC on March 30, 2006 and was approved by the Company’s stockholders on May 5, 2006.

As stated in the proxy, the measure may encourage investor interest and improve the marketability of the Company’s common stock to a broader range of investors. The decision to proceed with the stockholder-approved stock split was prompted by these business considerations.

The reverse stock split will be effective at 11:59 pm, (ET), on Wednesday, November 15, 2006. The Company’s common stock will continue to trade on the AMEX and on a split-adjusted basis when the market opens on Thursday, November 16, 2006, under the current stock symbol MEM.

Under the terms of the reverse stock split, each seven shares of issued and outstanding common stock will automatically be combined into and become one share of common stock. The market capitalization of the Company will remain the same.

No fractional shares will be issued in connection with the reverse stock split. In lieu of issuing fractional shares, the Company will round the conversion figure for the new shares up to the nearest full share for each stockholder who would otherwise be entitled to receive a fractional share.

For more information, please go Investor Relations section of the Company’s Web site at http://www.mcfco.com/investor_relations/ to view a Q&A on the reverse split.

About MCF Corporation

MCF Corporation (AMEX:MEM) is a financial services holding company that provides investment research, capital markets services, asset management, wealth management, corporate and venture services, and investment banking through its operating subsidiaries, Merriman Curhan Ford & Co., MCF Asset Management, LLC, and MCF Wealth Management, LLC.

Note to Investors

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Quarterly Report on Form 10-Q filed on November 7, 2006. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

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Contact at the Company:

Christopher Aguilar
General Counsel
(415) 248-5634
ags@mcfco.com